Exhibit 107

CALCULATION OF FILING FEES TABLE

FORM S-1/A

(Form Type)

Vivakor, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 million)	Amount of Registration Fee(7)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid:
Common Stock, par value $0.001, per share(1)(2)	145,833	$1.64	$239,167	$0.0001381	$34
Common Stock, par value $0.001, issuable upon conversion of promissory notes(1)(2)	40,540,542	$1.64	$66,486,489	$0.0001381	$9,182
Fees Previously Paid:					$0
Carry Forward Securities
None
Total Offering Amounts			$66,725,656		$9,216
Total Fees Previously Paid					$9,216
Total Fees Offsets					$0
Net Fee Due					$0

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on May 12, 2026. This calculation is in accordance with Rule 457(c).